Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Announces Appointment of Chief Operating Officer

RESTON, VA, October 9, 2008 – Tier Technologies, Inc. (Nasdaq: TIER) today announced the appointment of Nina K. Vellayan as its Chief Operating Officer.

"We are delighted to welcome Nina Vellayan to the Tier team as Chief Operating Officer," said Ronald L. Rossetti, Chairman and Chief Executive Officer for Tier.  "Nina will bring successful business experience to the Tier payment processing platforms.  She will be able to assist us in our continued growth and significantly streamline our operating procedures and platforms."

From 2001 through September 2008, Ms. Vellayan served as President of Business Office Solutions, a division of Sallie Mae Inc., which provides business office reengineering services to universities, colleges, associations, the K-12 and the municipal tax marketplace utilizing internet and IVR based technologies.  From October 1994 until 2001, Ms. Vellayan served as Director, Cash Management and Banking Strategies, Corporate Finance for Sallie Mae.

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services.  Headquartered in Reston, Virginia, Tier Technologies serves over 3,000 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients.  Through its subsidiary, Official Payments Corp., Tier delivers payment processing solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to:  the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September 30, 2007 filed with the SEC.